Exhibit 99.1

Kelly Ayotte Elected To News Corp Board of Directors

New York, NY – April 3, 2017 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today announced that Kelly Ayotte has been elected to the company's Board of Directors, effective April 1, 2017.
Senator Ayotte, 48, most recently served as a United States Senator for the State of New Hampshire from 2011 to 2017. Prior to her election to the Senate, she served as the chief of New Hampshire's Homicide Unit and Deputy Attorney General of New Hampshire before being named the State's first female Attorney General, in which role she served from 2004 until 2009.

"I am pleased to welcome to News Corp's Board of Directors Senator Ayotte, who brings with her invaluable leadership and strategic planning skills, as well as in-depth knowledge in the areas of public policy, government and law," said Executive Chairman Rupert Murdoch.

"It's an honor to join the Board, and I'm looking forward to working with Rupert Murdoch and his talented team at News Corp. By providing high quality news, books, digital real estate services and more to people around the world, News Corp plays such an important role in keeping people informed and engaged while focusing on delivering long-term value for investors," said Senator Ayotte.

Senator Ayotte graduated from the Pennsylvania State University and earned a Juris Doctorate degree from Villanova University. She will offer valuable insights to the Board on private sector innovation from her service on the Senate Commerce Committee, including on its Subcommittee on Communications, Technology, Innovation and the Internet, as well as financial experience from her service on the Senate Budget Committee.

Senator Ayotte will serve on the Nominating and Corporate Governance Committee of the Board. Her appointment follows the recent departure of Elaine L. Chao, who resigned from the Board upon her confirmation as Secretary of the United States Department of Transportation.

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About News Corporation
News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, and cable network programming and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corp are conducted primarily in the United States, Australia, and the United Kingdom. More information: http://www.newscorp.com.

Contacts
News Corp Corporate Communications
Jim Kennedy
212-416-4064
jkennedy@newscorp.com
News Corp Investor Relations
Michael Florin
212-416-3363
mflorin@newscorp.com